December 17, 2008	MEDIA AND INVESTOR RELATIONS CONTACT:	Karen Taylor
	Phone:	303/633-2913
	24-Hour:	303/809-9160

DCP MIDSTREAM PARTNERS ANNOUNCES
MANAGEMENT CHANGES

DENVER – DCP Midstream Partners, LP (NYSE: DPM; the Partnership) today announced that effective January 5, 2009, Greg K. Smith, vice president, business development of the Partnership’s general partner, will be moving to DCP Midstream, LLC (DCP Midstream), the owner of the Partnership’s general partner, to become vice president, gas supply.  Taking Mr. Smith’s role at the Partnership will be Don Baldridge, currently vice president, corporate development for DCP Midstream, who will be named vice president, business development for the Partnership’s general partner.

“I want to thank Greg for his significant contributions and leadership to the Partnership since its initial public offering in 2005,” said Mark A. Borer, president and CEO of the Partnership.  “Greg has been a key member of the Partnership’s management team and has been instrumental in the Partnership’s growth since its inception.  We will continue to work closely with Greg in his new role as he will have gas supply responsibilities for a number of the Partnership’s assets.”

“We are equally excited about the addition of Don Baldridge to the Partnership’s management team,” continued Borer.  “Don was a member of the team that put together the Partnership’s IPO in 2005.  His knowledge of the Partnership’s assets, his leadership track record, and experience as a member of DCP Midstream’s management team will benefit the Partnership as we continue to execute our strategy.”

Baldridge has been vice president, corporate development of DCP Midstream since August 2008.  Prior to that, he served as senior director, corporate development and other management positions with DCP Midstream since April 2005.  Baldridge has more than 16 years experience in the energy industry, including commercial, trading and business development activities.

Baldridge earned a B.A. in economics from the University of Virginia and a M.B.A. from the University of Denver.

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, processes, transports and markets natural gas and natural gas liquids and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP web site at http://www.dcppartners.com.